Exhibit 4.11

Subscription Agreement between Vereniging AEGON, The State of the Netherlands and AEGON N.V. dated December 1, 2008

SUBSCRIPTION AGREEMENT

DATED 1 DECEMBER 2008

EUR 3,000,000,000 Non-Voting Convertible Capital Securities

AEGON N.V.

and

VERENIGING AEGON

and

THE STATE OF THE NETHERLANDS

Allen & Overy LLP

THIS SUBSCRIPTION AGREEMENT is made on 1 December 2008 BETWEEN:

(1)	AEGON N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands with offices at AEGONplein 50, 2591 TV The Hague, The Netherlands (the Issuer);

(2)	VERENIGING AEGON, an association (vereniging) incorporated under the laws of the Netherlands with offices at AEGONplein 50, 2591 TV The Hague, The Netherlands (the Subscriber); and

(3)	THE STATE OF THE NETHERLANDS, an entity under public law, acting through the Ministry of Finance, with address at the Korte Voorhout 7, 2511 CW, The Hague, The Netherlands (the State, and together with the Issuer and the Subscriber, the Parties).

WHEREAS:

(A)	The Issuer proposes to issue the Securities, with the specifics as set out in the Securities Terms and Conditions. The Securities will be in registered form in the denomination of EUR 4.00 each and will be issued pursuant to the Securities Deed.

(B)	Pursuant to the Term Sheet, the State will lend up to EUR 3,000,000,000 to the Subscriber under the Senior Loan Agreement, which amount the Subscriber shall use to subscribe for the Securities. The parties to the Term Sheet have agreed that all payments in respect of the Securities shall be made directly to the State, in discharge of the Subscriber's payment obligations to the State under the Senior Loan Agreement.

(C)	In this Subscription Agreement, the Issuer, the Subscriber and the State wish to lay down the agreement for the Subscriber to subscribe for the Securities.

(D)	The expression Agreement shall herein mean this Subscription Agreement, including its Schedules.

(E)	Capitalised terms used in this Agreement, unless otherwise defined herein in which case they have the meaning ascribed thereto herein, shall have the meaning ascribed to such terms in the Securities Terms and Conditions or in the Senior Loan Agreement. In case of any inconsistencies between the terms defined or used in the Senior Loan Agreement and the Securities Terms and Conditions, the terms used or defined in the Senior Loan Agreement shall prevail.

IT IS AGREED as follows:

1.	SUBSCRIPTION

Subject to the terms and conditions of this Agreement, the Issuer agrees to issue the Securities and the Subscriber agrees to subscribe and pay for the principal amount of each Security on the Closing Date (as defined below) at the Issue Price, at the time and in the manner set out in Clause 2.1 below.

2.	CLOSING

2.1	On the Closing Date, the Issuer, the Registrar and the Subscriber will enter into the Securities Deed.

2.2	Against execution between the parties thereto of the Securities Deed, the Subscriber will, on the Closing Date, request a Loan and arrange for the proceeds of such Loan to be paid by the State immediately to the Issuer on the Closing Date of the aggregate net subscription amount for the Securities, namely an amount equal to EUR 3,000,000,000, less fees and expenses payable to the State in accordance with clause 10.1 of the Senior Loan Agreement.

3.	UNDERTAKINGS

3.1	The Issuer undertakes with the Subscriber and the State that it will on or before the Closing Date enter into the Transaction Documents.

3.2	The Issuer undertakes with the Subscriber and the State that, for so long as the Subscriber is the holder of any Securities outstanding, if any payments (in whatever form under and in accordance with the Securities Terms and Conditions) are to be made by the Issuer to the Subscriber in respect of the Securities held by the Subscriber which the Subscriber is obliged under the Senior Loan Agreement to on-pay to the State upon receipt thereof, such payments will be paid directly by the Issuer to the State and the Subscriber will be notified of such payment by the Issuer. Any such direct payment, or issue of Stock Dividend as the case may be, made by the Issuer to the State will to the extent of the amount thereof discharge (a) the Issuer’s relevant payment obligation to the Subscriber under the Securities Terms and Conditions, and (b) the Subscriber’s relevant payment obligation to the State under, and in accordance with, the terms and conditions of the Senior Loan Agreement.

For the avoidance of doubt, for so long as there are any obligations outstanding under the Transaction Documents (as defined in the Senior Loan Agreement), the Subscriber shall not have the right to require the Issuer to discharge any of its obligations directly towards the Subscriber under this Agreement and the Securities Terms and Conditions in any manner other than as stated above directly to and in favour of the State. In respect of the obligations of the Issuer as set forth in this Clause 3.2 (including the obligations of the Issuer to pay all amounts and perform all obligations of the Issuer vis-a-vis the Subscriber directly to the State), the State shall have a direct right against the Issuer with respect to such obligations and shall have the right to enforce performance of these obligations directly to it to the fullest extent. This proviso will however not be construed so as to constitute a guarantee by or several or joint liability of Issuer in respect of the obligations of the Subscriber in favour of the State.

4.	EXPENSES

The Issuer shall bear and pay all costs and expenses (together with any value added tax, if applicable) incidental to the performance of its obligations hereunder, including:

(a)	any initial and ongoing fees and expenses of the Calculation Agent and the Registrar; and

(b)	the fees of the legal advisers of the Subscriber and the State.

5.	REPRESENTATIONS AND WARRANTIES OF THE ISSUER

5.1	The Issuer undertakes with the Subscriber and the State that it will forthwith notify the Subscriber and the State of any change affecting any of the representations and warranties set out in clause 11 (Representations) of the Senior Loan Agreement made by it (assuming and deeming them to have been repeated at the time of the change) at any time before payment is made to the Issuer on the Closing Date and that it will take those steps reasonably necessary and, in any case, as may be requested by the Subscriber or the State to remedy and/or publicise the change or event. Upon any, in the opinion of the State, breach of any of such representations and warranties or any change rendering any of such representations and warranties, in the opinion of the State, inaccurate or any such event coming to the notice of the Subscriber or the State before payment being made to the Issuer on the Closing Date, the Subscriber shall be entitled (and upon request by the State thereto, bound) to give notice to the Issuer of its election to treat such breach or change or event as (except as otherwise specifically provided) releasing and discharging the Subscriber from its obligations under this Agreement.

5.2	The representations and warranties set out in clause 11 (Representations) of the Senior Loan Agreement made by the Issuer shall continue in full force and effect in relation to each of the Subscriber and the State notwithstanding its actual knowledge with respect to any of the matters referred to in such representations and warranties, the completion of the arrangements set out in this Agreement for the subscription and issue of the Securities or the termination of this Agreement pursuant to Clause 5.1 and 6.

6.	CONDITIONS PRECEDENT

6.1	This Agreement and the respective rights and obligations of the parties to this Agreement are conditional upon:

(a)	there having been, as at the Closing Date no event making any of the representations and warranties contained in clause 11 (Representations) of the Senior Loan Agreement made by it untrue or incorrect on the Closing Date as though they had been given and made on such date and the Issuer having performed all the obligations to be performed by it under this Agreement on or before the Closing Date;

(b)	the delivery to the Subscriber and the State on or before the Closing Date of: a legal opinion dated the Closing Date in such form and with such contents as the Subscriber and the State may reasonably require from Allen & Overy LLP, Amsterdam, the legal advisers to the Issuer;

(c)	the execution of the Governance Agreement by the parties thereto on or before the Closing Date; and

(d)	the execution of the Senior Loan Agreement on or before the Closing Date, the fulfilment, save if and to the extent waived in writing by the State, of the conditions precedent under the Senior Loan Agreement and Utilisation of the entire amount of the Loan, subject to the terms and conditions of the Senior Loan Agreement.

6.2	In the event that any of the conditions set out in Clause 33.1 is not satisfied on or before the Closing Date, this Agreement shall (subject as mentioned below) terminate and the parties hereto shall (except for the liability of the Issuer in relation to expenses as provided under, or under any arrangements referred to in, Clause 31 and except for any liability arising before or in relation to such termination) be under no further liability arising out of this Agreement, provided that the Subscriber (upon approval by the State) and the State may in its discretion and by notice to the Issuer waive satisfaction of any of the above conditions or of any part of them.

7.	SUBSCRIBER’S REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

7.1	No action has been taken by the Issuer or the Subscriber that would, or is intended to, permit a public offer of the Securities or any offering or publicity material relating to the Securities in any country or jurisdiction where any such action for that purpose is required. Accordingly, the Subscriber undertakes that it will not, directly or indirectly, offer or sell any Securities or have in its possession, distribute or publish any offering circular, prospectus, form of application, advertisement or other document or information in any country or jurisdiction except if this is mandatorily required under any laws and regulations applicable to it and all offers and sales of Securities by it will be made on the same terms.

7.2	Subject to Clause 7.1 above, the Subscriber agrees that it will obtain any consent, approval or permission which is required for the offer, purchase or sale by it of Securities under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers, purchases or sales and it will comply with all such laws and regulations.

7.3	The Subscriber undertakes to indemnify the State and, only after full payment to the State in respect of this indemnification provision, the Issuer, and, in each case, the State’s directors, officers, employees and controlling persons against any liability, damages, cost, loss or expense (including, without limitation, legal fees, costs and expenses) (a Loss) which any of them may incur, or which may be made against any of them, as a result of or in relation to any failure by the Subscriber to observe any of the restrictions or requirements set out in Clause 7.1 and 7.2 above, provided that the Subscriber shall not be liable for any Loss arising from the sale of any Securities to any person believed in good faith by the Subscriber, on reasonable grounds and after making due investigations, to be a person to whom the Securities could legally and in accordance with this Agreement be sold or to whom any publicity material could lawfully be given subject to the restrictions and requirements set out in Clause 7.1 and 7.2 above.

7.4	The Subscriber undertakes, as long as both the State and the Subscriber are Holders of the Securities, to follow any instruction of the State in respect of any actions to be taken or rights to be exercised by the Subscriber in its capacity as Holder of Securities in respect of the Issuer, the Calculation Agent and the Registrar.

8.	REGISTER AND REGISTRAR

8.1	The Issuer covenants with the Subscriber and the State that it shall at all times maintain or cause to be maintained at the office of the Registrar located in The Netherlands the Register which shall, without limitation, (a) immediately record the identity of the Holders and the issuance of the Securities, their respective addresses, any redemption or conversion of the Securities and any other relevant information in respect thereof that any Holder may from time to time reasonably require and all information necessary for the Securities to be sufficiently identifiable (including, without limitation, the Issue Price, the Issue Date, and the number of each Security) and (b) immediately register transfers of the Securities or any security rights encumbering the Securities at any time. The Register may be closed by the Issuer for such periods as are specified in the Securities Terms and Conditions.

8.2	The entries in the Register shall be conclusive evidence of title to the Securities in the absence of manifest error, and the Issuer and the Registrar shall be entitled to treat the Holder whose identity is recorded in the Register as the holder of the related Security, notwithstanding notice to the contrary.

8.3	The Issuer shall procure that the Register shall be available for inspection by any Holder, or any third party on behalf of any Holder, at any time during the normal business hours of the Registrar upon prior notice to the Issuer.

8.4	The Registrar shall provide copies of the Register in respect of any Security held by it (x) within one Business Day, if the Holder requests electronic copies, (y) within five Business Days if the Holder requests original copies by post and the Issuer and/or Registrar shall certify that such documents so provided are true, accurate and fully and duly completed. Upon registration of the Securities in the Register after the Closing Date, the Registrar shall provide a copy of the Register to the Dutch State Treasury Agency (Agentschap van het Ministerie van Financiën).

8.5	Any failure to record or any error in recording any of these matters shall not adversely affect the right of the Holders to receive payment (in whatever form under and in accordance with the Securities Terms and Conditions) in respect of any Security and, in respect of a Holder which is not either the Subscriber or the State, to the extent that there is sufficient evidence of such Holder’s entitlement thereto otherwise available.

8.6	The Issuer hereby appoints AEGON N.V. as Registrar to act in such capacity as its agent in relation to the registration, transfer and encumbrance of Securities.

8.7	The Registrar accepts its appointment as agent of the Issuer pursuant to Clause 8.6 in relation to the registration, transfer and encumbrance of the Securities and agrees to maintain the Register in accordance with the this Agreement and to comply with the provisions of the Securities Terms and Conditions and this Agreement.

8.8	The Registrar may, in connection with its services hereunder rely upon the terms of any notice, communication or other document provided to it by the Issuer or the Holders and reasonably believed by it to be genuine, true and correct.

8.9	The Registrar shall comply with the terms and conditions set out in this Agreement and in the Securities Terms and Conditions with respect to the registration, transfer and encumbrance of the Securities and such other duties as are necessarily incidental thereto. The Registrar shall not be under any fiduciary duty towards any person other than the Issuer, and, except in the case of the Registrar’s gross negligence (grove nalatigheid) or wilful misconduct (opzet), shall not be responsible for or liable in respect of any act or omission of any other person or be under any obligation towards any person other than the Issuer. For as long as the Registrar acts as registrar pursuant to this Agreement, any obligations of the Registrar under or pursuant to this Agreement are guaranteed by the Issuer.

8.10	Subject to the satisfaction of conditions of transfer or encumbrance, the Registrar shall promptly record each agreement to transfer, encumber and any requested change of ownership in the Register in accordance with the Securities Terms and Conditions upon receiving a duly executed Deed of Assignment and Notification, substantially in the form as set out in Schedule 2, Annex III hereto or executed Notification of Pledge, substantially in the form as set out in Schedule 2, Annex IV hereto.

8.11	The Issuer shall give to the Registrar such further information as may reasonably be required by it for the proper carrying out of its duties under this Agreement.

8.12	The Registrar may resign its appointment as Registrar in respect of the Securities upon not less than thirty (30) days’ notice in writing to the Issuer, provided always that so long as any of the Securities are outstanding, no such resignation shall take effect until a replacement registrar in respect of the Securities shall have been appointed. For as long as (i) the State or the Subscriber is a Holder of Securities or (ii) any amounts payable by the Subscriber to the State under the Loan are outstanding, any replacement registrar shall only be appointed in accordance with this Clause 8.12, subject to prior consultation with the State.

8.13	The Holders representing not less than 75% of the nominal value of the Securities outstanding may by giving not less than thirty (30) days’ notice dismiss the Registrar if the Registrar fails, or threatens to fail, to comply with its obligations hereunder in its capacity of registrar of the Securities and such failure is not remedied by the Registrar within thirty (30) days after the earlier of (i) written notice of failure is given by such Holders to the Registrar and (ii) the Issuer becoming aware of such failure; provided always that so long as any of the Securities are outstanding, no such dismissal shall take effect until a replacement registrar in respect of the Securities shall have been appointed. Until a replacement registrar is appointed due to failure of the Registrar as provided in this Clause 8.13, the Registrar shall comply with any instructions given by the Holders with respect to the fulfilment of the Registrar’s obligations under this Agreement.

8.14

If the Registrar gives notice of its resignation in accordance with Clause 8.12 or the Registrar is dismissed in accordance with Clause 8:13 and by the tenth day before the expiry of such notice given in accordance with Clause 8.12 or upon the effective date of dismissal in accordance with Clause 8:13, a successor has not been duly appointed by the Issuer, the Holders may appoint as successor registrar any, in the opinion of the Holders, reputable and experienced financial institution and give notice of such appointment to the Issuer, whereupon the Issuer and such successor registrar shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement on the terms specified in this Agreement.

8.15	Upon any resignation or revocation taking effect under Clause 8.12 or 8.13, the Registrar shall:

(i)	subject to paragraphs (ii) and (iii) below, be released and discharged from its obligations under this Agreement, other than its liability due pursuant to its gross negligence (grove nalatigheid) or wilful misconduct (opzet) as provided in Clause 8.9;

(ii)	deliver the Register to the Issuer or to the successor registrar, as the Registrar may be instructed by the Issuer and after approval by the Holders; and

(iii)	upon reasonable notice, provide reasonable assistance to its successor for the discharge of its duties and responsibilities hereunder.

9.	CALCULATION AGENT

9.1	The Issuer hereby appoints AEGON N.V. as Calculation Agent to act in such capacity as its agent in relation to the calculation of amounts in relation to the Securities.

9.2	The Calculation Agent accepts its appointment as agent of the Issuer pursuant to Clause 9.1 and shall in relation to the Securities perform all the functions and duties imposed on the Calculation Agent by the Securities Terms and Conditions.

9.3	In acting hereunder and in connection with the Securities, the Calculation Agent shall not act as agent of the Issuer and shall not thereby assume any obligations towards or relationship of agency or trust for or with any of the owners or holders of the Securities.

9.4	The Calculation Agent shall be protected and shall incur no liability for or in respect of any action taken, omitted or suffered in reliance upon any instruction, request or order from the Issuer or any notice, resolution, direction, consent, certificate, affidavit, statement, cable, telex or other paper or document which it reasonably believes to be genuine and to have been delivered, signed or sent by the proper party or parties or upon written instructions from the Issuer, except in the case of the Calculation Agent’s gross negligence (grove nalatigheid) or wilful misconduct (opzet).

9.5	The Calculation Agent may resign its appointment as Calculation Agent in respect of the Securities upon not less than thirty (30) days’ notice in writing to the Issuer, provided always that so long as any of the Securities are outstanding, no such resignation shall take effect until a replacement calculation agent in respect of the Securities shall have been appointed. For as long as (i) the State or the Subscriber is a Holder of Securities or (ii) any amounts payable by the Subscriber to the State under the Loan are outstanding, any replacement calculation agent shall only be appointed in accordance with this Clause 9.5, subject to prior consultation with the State.

9.6	The Holders representing not less than 75% of the nominal value of the Securities outstanding may, by giving not less than thirty (30) days’ notice, dismiss the Calculation Agent if the Calculation Agent fails, or threatens to fail, to comply with its obligations hereunder in its capacity of calculation agent in respect of the Securities and such failure is not remedied by the Calculation Agent within thirty (30) days after the earlier of (i) written notice of failure is given by such Holders to the Calculation Agent and (ii) the Issuer becoming aware of such failure; provided always that so long as any of the Securities are outstanding, no such dismissal shall take effect until a replacement calculation agent in respect of the Securities shall have been appointed. Until a replacement calculation agent is appointed due to failure of the Calculation Agent as provided in this Clause 9.6, the Calculation Agent shall comply with any instructions given by the Holders with respect to the fulfilment of the Calculation Agent’s obligations under this Agreement.

9.7	If the Calculation Agent gives notice of its resignation in accordance with Clause 9.5 or the Calculation Agent is dismissed in accordance with Clause 9.6 and by the tenth day before the expiry of such notice given in accordance with Clause 9.5 or upon the effective date of dismissal in accordance with Clause 9.6, a successor has not been duly appointed by the Issuer, the Holders may appoint as successor calculation agent any, in the Holders’ opinion, reputable and experienced financial institution and give notice of such appointment to the Issuer, whereupon the Issuer and such successor calculation agent shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement on the terms specified in this Agreement.

9.8	Upon any resignation or dismissal taking effect under Clause 9.5 or 9.6, the Calculation Agent shall:

(i)	Subject to paragraph (ii) below, be released and discharged from its obligations under this Agreement, other than its liability due pursuant to its gross negligence (grove nalatigheid) or wilful misconduct (opzet) under Clause 9.4;

(ii)	upon reasonable notice, provide reasonable assistance to its successor for the discharge of its duties and responsibilities hereunder.

10.	CONSULTATION WITH DNB

Where in the Transaction Documents the Issuer is required to consult with DNB, such consultation will be governed by a further agreement to be entered into by the Issuer and DNB (after having been discussed with the State) within two weeks after the Issue Date. Such agreement will specify that the intended decision for which the consultation is sought will not proceed until both the Issuer and DNB, acting reasonably, conclude that the consultation has successfully been finalized and the State has been so informed.

11.	NOTICES

Any notice or notification in any form to be given by the Parties to this Agreement must be delivered in accordance with clause 19 (Notices) of the Senior Loan Agreement.

12.	GOVERNING LAW AND JURISDICTION

12.1	This Agreement, and any non-contractual obligations arising out of or in connection with it, is governed by, and shall be construed in accordance with, Dutch law.

12.2	Each of the parties hereto agrees that the courts of Amsterdam, The Netherlands are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and accordingly submit to the jurisdiction of such courts (with the exception of cassation (cassatie)).

13.	MISCELLANEOUS

13.1	The heading to each clause is included for convenience only and shall not affect the construction of this Agreement.

13.2	This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed the day and year first before written

SCHEDULE 1

SECURITIES TERMS AND CONDITIONS

The following, subject to alteration as approved by the Holders from time to time, are the terms and conditions of the Securities which will be endorsed on the Securities Deed (the Conditions):

The issue of the Securities was authorised pursuant to resolutions of the Executive Board of the Issuer passed on 1 December 2008.

1.	Form, Denomination and Title

(a)	Form, Denomination and Maturity

The Securities are in registered form (vorderingen op naam) and shall be in denominations of EUR 4.00 each. The Securities will be issued pursuant to a deed of issue and placement (akte van uitgifte en plaatsing) to be dated 1 December 2008 (the Securities Deed) in the aggregate principal amount of EUR 3,000,000,000.

The Securities are perpetual securities in respect of which there is no fixed redemption date. The Securities may only be redeemed, repurchased or converted in accordance with these Conditions.

(b)	Register

The Registrar will maintain a register (the Register) in respect of the Securities in accordance with the provisions of the Subscription Agreement. In these Conditions, the Holder of a Security means the person in whose name such Security is for the time being registered in the Register (or, in the case of a joint holding, the first named therein). No certificates will be issued in respect of the Securities.

(c)	Title and Transfer

Title to the Securities may be acquired:

(i)	upon issue of the Securities by the Issuer in accordance with these Conditions;

(ii)	upon transfer of the Securities by a Holder pursuant to (x) due execution of a written instrument (akte van cessie) substantially in the form attached to the Securities Deed and (y) delivery thereof to the Registrar (which delivery will constitute notification (mededeling) thereof to the Issuer for the purposes of section 3:94 of the Dutch Civil Code).

The Issuer shall, forthwith but no later than within 5 Business Days of request thereto by a Holder, cause the Registrar to provide a certified copy of the Register evidencing such Holder’s interest to such Holder (without disclosing the identity or interests of other Holders).

No transfer will be effective during the period of 5 calendar days immediately prior to the date elected for Conversion to occur pursuant to Condition 6.2.

For so long as there are any amounts outstanding under the Senior Loan Agreement, (A) the Securities are transferable only with the prior written consent of the Lender and the Issuer (which consent may not be unreasonably withheld by the Issuer), provided however that no consent is required in the case of (i) a transfer of any Securities by the Association to the Lender, and (ii) enforcement by the Lender of any security right it holds over the Securities, (B) any Securities which are held by a Holder other than the Lender, may only be encumbered with any security rights with the prior written consent of the Lender. In the case the Lender is a Holder, no consent for the transfer of Securities by it is required.

2.	Status

(a)	Status and Subordination of the Securities

The Securities constitute direct, unsecured, subordinated obligations of the Issuer and rank pari passu without any preference among themselves. The Securities will rank pari passu with the Common Shares of the Issuer (except that the Securities do not carry voting rights) and will be subordinated to the Senior Claims (as defined below).

For the purposes of this paragraph:

subordinated to the Senior Claims means and has the effect that any claims or rights that a Holder has under the Securities against the Issuer (the Junior Claims) are subordinated in right of payment (including any prepayment, repayment, distribution, set-off or recovery, whether in cash or in kind) in respect of all claims that any creditor of the Issuer has at any time against the Issuer (the Senior Claims). If (in the event of a winding-up, dissolution, or otherwise) the amount of payments to be made under the Junior Claims is to be calculated: (i) first it shall be calculated the amount to be paid on the Senior Claims and the Junior Claims based on their statutory ranking; (ii) second the amount to be paid towards the Junior Claims based on their statutory ranking shall be paid instead towards the Senior Claims until such Senior Claims are paid in full, and the remaining amount, if any, shall be shared among the Holders and the holders of Common Shares as set out in the following paragraph.

rank pari passu with the Common Shares means and has the effect that any proceeds remaining after payment of the Senior Claims and payments on the AEGON Preference Shares (the Excess Proceeds) shall be applied towards payment of amounts due under the Common Shares and the Junior Claims on a pro rata basis (the Attributed Amount). The Holders shall not have any rights to and, shall, to the extent necessary (upon acquiring any Securities) waive their rights to, receive payment of the Excess Proceeds which they may be entitled to receive on the basis of the statutory ranking of Junior Claims vis-à-vis the Common Shares in excess of the Attributed Amount in respect of the Securities.

(b)	Set-off; Suspension

Subject to applicable law, no Holder (other than the Lender) may exercise or claim any right of set-off in respect of any amount owed to it by the Issuer arising under or in connection with the Securities and each Holder (other than the Lender) shall, by virtue of being the holder of any Security, be deemed to have waived all such rights of set-off. The Issuer shall not be entitled to suspend (opschorten) the performance of any of its obligations towards the Association and the Lender in respect of the Securities.

3.	Coupon Payments

(a)	Coupon Payment Dates

The Securities bear interest at the Coupon Rate during the term thereof starting as of (and including) the Issue Date. Such interest will be payable annually in arrear on each Coupon Payment Date on a non-cumulative basis.

Interest on the Securities shall only become due and payable if and to the extent dividend in respect of the Common Shares is declared over the Issuer’s Financial Year ending in such Coupon Period (for the avoidance of doubt, with the Issuer’s Financial Year 2008 ending in the First Coupon Period, and each consecutive Issuer’s Financial Year ending in the relevant Coupon Period to be construed accordingly) and such interest will only be paid to the Holders after the Issuer having verified with DNB that the Issuer will, after such payment of dividend on the Common Shares and of the relevant Coupon Amount, remain adequately capitalised in accordance with the then current Capital Adequacy Regulations.

The term verified in the previous sentence means that if the Issuer intends to declare a (final or interim) dividend, the Issuer will consult with DNB as to whether after such dividend is declared and paid (and corresponding interest is paid in respect of the Securities hereunder), the Issuer will remain adequately capitalised as aforesaid, and no dividend will be declared or paid unless and until such verification has taken place. In the case any interim dividend is declared on the Common Shares, an advance Coupon Payment per Security shall be payable on the Interim Coupon Payment Date (the Advance Coupon Payment) in an amount equal to the value of such interim dividend paid per Common Share. Any Advance Coupon Payment paid on an Interim Coupon Payment Date, shall be deducted from the Coupon Payment payable on the Coupon Payment Date immediately following such Interim Coupon Payment Date.

(b)	Coupon Rate - Cash

If dividend on the Common Shares is paid in cash, the Issuer will discharge its payment obligation in respect of interest on the Securities on the relevant Coupon Payment Date by cash payments to the Holders. In such case, the Coupon Rate per annum payable from time to time in respect of the Securities will be determined on the basis of the following provisions:

(i)	The Coupon Rate for the Coupon Period starting on the Issue Date shall be 8.50 per cent. per annum (the First Coupon Period); and

(ii)	In respect of each consecutive Coupon Period after the First Coupon Period, the Coupon Rate in respect of each Security shall be the higher of (i) EUR 0.34 or 8.50 per cent. per annum and (ii) in relation to the relevant Coupon Period:

(a)	ending on the Coupon Payment Date in 2010, a percentage of the nominal value of the Securities equal to the value of 110 per cent. of the dividend paid per Common Share for the Issuer’s Financial Year ending on 31 December 2009;

(b)	ending on the Coupon Payment Date in 2011, a percentage of the nominal value of the Securities equal to the value of 120 per cent. of the dividend paid per Common Share for the Issuer’s Financial Year ending on 31 December 2010; and

(c)	ending on the Coupon Payment Date in 2012, a percentage of the nominal value of the Securities equal to the value of 125 per cent. of the dividend paid per Common Share for the Issuer’s Financial Year ending on 31 December 2011, and in respect of each Coupon Period thereafter, a percentage of the nominal value of the Securities equal to the value of 125 per cent. of the dividend paid per Common Share in the Issuer’s Financial Year ending in such Coupon Period.

(c)	Coupon Rate - Stock Dividend

If dividend on the Common Shares is paid in Stock Dividend, the Issuer will discharge its payment obligation in respect of interest on the Securities on the relevant Coupon Payment Date by issuing corresponding Stock Dividends to the Holders in lieu of interest. In such case, the Coupon Amount from time to time in respect of the Securities will be determined on the basis of the following provisions:

(i)	In respect of the First Coupon Period, the value of Stock Dividend per Security to be issued to the Holders shall constitute the same value as Stock Dividend received per Common Share by the holders thereof expressed in a percentage of the nominal value per Security, provided however that if the value of the Stock Dividend would be less than 8.50 per cent. per annum of the Issue Price per Security, an additional amount in cash will be paid in respect of each Security which would correspond to such shortfall up to 8.50 per cent.

(ii)	Thereafter the Stock Dividend for Holders shall be in relation to the relevant Coupon Period be:

(a)	ending on the Coupon Payment Date in 2010, a percentage of the nominal value of the Securities equal to the value of 110 per cent. of the Stock Dividend paid per Common Share for the Issuer’s Financial Year ending on 31 December 2009;

(b)	ending on the Coupon Payment Date in 2011, a percentage of the nominal value of the Securities equal to the value of 120 per cent. of the Stock Dividend paid per Common Share for the Issuer’s Financial Year of the Issuer ending on 31 December 2010; and

(c)	ending on the Coupon Payment Date in 2012, a percentage of the nominal value of the Securities equal to the value of 125 per cent. of the Stock Dividend paid per Common Share per Common Share for the Issuer’s Financial Year ending on 31 December 2011, and in respect of each Coupon Period thereafter, a percentage of the nominal value of the Securities equal to the value of 125 per cent. of the Stock Dividend paid per Common Share paid in the Issuer’s Financial Year ending in such Coupon Period.

If the value of the Stock Dividend per Security divided by the nominal value of the Security would be less than 8.50 per cent., an additional amount per Security will be paid in cash in order to make up such shortfall up to 8.50 per cent.

(iii)	Subject to Condition 3(e), the value of all Stock Dividend shall be calculated by the Calculation Agent, based upon the average share price, being the sum of the daily low value and high value divided by two, of the Common Shares on the Relevant Stock Exchange calculated over the same period as the one following the publicly announced election period for cash or stock option for any dividend on Common Shares, which is five trading days on the Relevant Stock Exchange.

Any remaining fractions of Stock Dividends shall be paid to the Holders in cash.

(d)	Coupon Rate - Optional dividend

If dividend on the Common Shares is at the option of the holders of such Common Shares payable either in cash or Stock Dividends, each Holder will be deemed to have elected Coupon Amounts to be paid in cash, and this Condition 3 shall be applied accordingly.

(e)	Determination and Publication of Coupon Rate and Coupon Amounts

The Calculation Agent will, upon the determination of each Coupon Rate pursuant to Condition 3(a) or 3(b) and 3(c), calculate the Coupon Amount and notify, or cause the calculation, the Coupon Rate and each Coupon Amount payable in respect of a Coupon Period, to be notified to the Holders not later than five Business Days prior to the payment of any such Coupon Amount.

The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

(f)	Determination or Calculation by Holders

If the Calculation Agent does not at any time for any reason (i) determine the Coupon Rate or (ii) calculate, or cause the calculation of, a Coupon Amount, in all cases in accordance with the provisions of this Condition 3, the Holders or an agent on their behalf shall do so and such determination or calculation shall be deemed to have been made by the Calculation Agent. In doing so, the Holders or such agent shall apply the foregoing provisions of this Condition 3(f). All determinations or calculations made or obtained for the purposes of the provisions of this Condition 3(f) by or on behalf of the Holders, shall (in the absence of wilful default, fraud or manifest error) be binding on the Issuer and the Calculation Agent and (in the absence of wilful default or fraud) no Holder shall be held liable in connection with the exercise or non-exercise by it of its powers, duties and discretions pursuant to this Condition 3(f). All determinations and calculations so made by or on behalf of the Holders shall forthwith be notified by or on behalf of the Holders in writing to the Issuer and the Calculation Agent. If the Issuer believes that any determination or calculation so made contains a manifest error, it shall forthwith convene a meeting with the Holders (and, if applicable, their agent) in order to arrive at a mutually agreed correction, such meeting to be held no later than on the Business Day immediately following the date of receipt of such notification. If no correction can be agreed within a period of two Business Days after the date of receipt of such notification, such correction shall be made as soon as practicable thereafter by an independent leading Dutch bank acceptable to both the Issuer and the simple majority of the Holders. The fees of such Dutch bank shall be borne by the Issuer.

(g)	Market Disruption

In case dividend on Common Shares is to be paid in the form of Stock Dividend and a Market Disruption Event exists at the time upon which pursuant to the provisions of this Condition 3 the number is to be calculated of the Common Shares to be issued on the Coupon Payment Date in the Coupon Period in respect of which payment of dividend in the form of Stock Dividend has been declared as envisaged in Condition 3(c), then the Issuer or the Calculation Agent may give a notice to the Holders promptly after the Market Disruption Event has arisen or occurred, whereupon the relevant payment of interest on the Securities in the form of Stock Dividend shall be deferred until such time as the Market Disruption Event no longer exists.

Any such deferred payment on the Securities or part thereof will be satisfied as soon as practicable following such time as the Market Disruption Event no longer exists but in any event on the same date as payment of Stock Dividend on the Common Shares which was deferred in respect of the same period is paid. Interest shall not accrue on such deferred payment or part thereof.

(h)	Interest payment adjustment following conversion or repurchase

If Securities are repurchased or converted in accordance with these Conditions on a date which is not a Coupon Payment Date and it appears subsequently that any interest payment made on the Conversion Date or the Repurchase Date is a lower amount than the interest payment that would have been due on the Coupon Payment Date immediately following such conversion or repurchase (the Relevant Coupon Payment Date) had the Securities not so been repurchased or converted, as the case may be, the Issuer shall on the date which would have been the Relevant Coupon Payment Date pay an amount to the relevant (ex) Holders equal to the difference between any interest amount paid upon repurchase or conversion and the interest amount that would have been paid on the Relevant Coupon Payment Date based on the Coupon Rate that would have applied if no repurchase or conversion would have taken place, plus interest compensation at a rate per annum equal to EURIBOR as at the relevant Repurchase Date or Conversion Date, calculated over the period from and including such Repurchase Date or Conversion Date and ending on and excluding the date of payment. If dividend is paid in Stock Dividend rather than in cash, the adjustment shall be determined on the basis of the value of that Stock Dividend as calculated (subject to Condition 3(f)) by the Calculation Agent in the manner set out in the final paragraph of Condition 3(c)(iii).

(i)	Default interest

If the Issuer fails to pay any amount due under the Securities on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at the prevailing Coupon Rate increased with 1 per cent. per annum.

(j)	Adjustment in nominal value of Common Shares

If after the Issue Date the nominal value of the Common Shares is adjusted, the Coupon Amount, for the avoidance of doubt including any Advance Coupon Payment and whether paid in cash or Stock Dividend, per Security calculated in accordance with this Condition 3 shall be adjusted in order for the effective Coupon Rate per annum paid per Security to remain unaffected by the adjustment to the nominal value per Common Share.

4.	Repurchases

(a)	No fixed redemption date

The Issuer has (subject to the provisions of Condition 2 and without prejudice to the provisions of Condition 9) only the right, but not the obligation, to repurchase the Securities in accordance with the following provisions of this Condition 4.

(b)	Repurchases at the option of the Issuer

(i)	Subject to prior consultation with DNB, the Issuer may elect to repurchase all, or some only, of the Securities (a Repurchase) on a date (the Repurchase Date) not earlier than 30 days after the Issuer has given written notice thereto to the Holders in accordance with Condition 11, which notice shall be irrevocable, at a purchase price equal to (i) EUR 6.00 per Security plus (ii) any Coupon Amounts payable in respect of the then current Coupon Period and accrued until the Repurchase Date, to be calculated and paid in accordance with the provisions of Condition 3(h).

(ii)	Notwithstanding the provisions of Condition 4(b)(i), the Issuer may, by observing the notice period and the notice formalities as referred to in Condition 4(b)(i) and subject to the Repurchase taking place within the period from the Issue Date until but excluding the date of the first anniversary of such Issue Date, elect to repurchase up to EUR 1,000,000,000 of principal amount of Securities at a purchase price equal to (i) EUR 4.00 per Security plus (i) the higher of (a) the interest of 8.50 per cent. per annum payable in respect of the then current Coupon Period as accrued up to but excluding the

Repurchase Date (for the purposes of this Repurchase, the First Year Repurchase Date) or (b) the interest payable in respect of the then current Coupon Period up to but excluding the Repurchase Date and calculated in accordance with Condition 3(b)(ii) plus (ii) a repurchase fee of up to EUR 130,000,000 calculated in accordance with the formula set out in Condition 4(b)(iii) below (the First Year Repurchase Compensation), and subject to any additional payments to which the Holders are entitled in accordance with Condition 3(h).

(iii)	The First Year Repurchase Compensation shall be calculated by the Calculation Agent in accordance with the following formula:

(EUR 130,000,000 * (number of Securities repurchased/250,000,000) * ((Days from Issue)/365) * (Prevailing Price – EUR 4.00)).

Where:

Days from Issue means (First Year Repurchase Date – Issue Date); and

Prevailing Price means:

If the Market Price is higher than or equal to EUR 5.00, EUR 5.00;

If the Market Price is lower than or equal to EUR 4.00, EUR 4.00;

If Market Price is higher than EUR 4.00, but lower than EUR 5.00, the Market Price;

Where:

Market Price means the Volume Weighted Average Price of the Common Shares during the five (5) Business Days prior to the First Year Repurchase Date as determined based on the Bloomberg Page <AGN NA Equity VWAP>.

(iv)	If after the Issue Date the nominal value of the Common Shares is adjusted, the formula with regard to the calculation of the First Year Repurchase Compensation set out in Condition 4(b)(iii) shall be adjusted in order for any dilutive effect such changes in the nominal value of the Common Shares may have with regard to the First Year Repurchase Compensation to be corrected.

(c)	Repurchase at the option of the Holders

If the Issuer has exercised its Conversion Right pursuant to Condition 6 (but for the avoidance of doubt not in any other circumstances), then, within 5 Business Days after having received a Conversion Notice, a Holder has the right to require the Issuer to redeem in full on the proposed Conversion Date the Securities held by that Holder and which are subject to a Conversion Notice at their principal amount outstanding. An amount of interest to the extent accrued from and including the immediately preceding Coupon Payment Date until but excluding the Conversion Date will be due and payable in accordance with Condition 3(h).

(d)	Cancellation

Any Securities held by the Issuer) may be cancelled by reduction in the principal amount of the applicable Securities Deed and such cancelled Securities may not be reissued or resold. Securities repurchased by the Issuer may be held, reissued, resold or, at the option of the Issuer, be cancelled by decreasing the number of Securities represented by the Securities Deed by an equal number. The obligations of the Issuer in respect of any such Securities shall be discharged.

5.	Payments

Payments of principal and Coupon Amounts and all other payments on or in respect of the Securities will be in euro and will be calculated, or caused to be calculated, by the Calculation Agent and shall be paid in a manner as directed by the Holders.

6.	Conversion rights

6.1	General

6.1.1	Subject to Condition 6.1.2 and 6.1.3, not earlier than as of the third anniversary of the Issue Date the Issuer has the right (the Conversion Right) to convert all or some of the Securities into Common Shares, each credited as fully paid (a Conversion). The conversion shall take place by converting each Security into one Common Share, subject to adjustment as provided in Condition 6.4 below (the Conversion Price). For the avoidance of doubt, the Conversion Right may be exercised by the Issuer more than once.

6.1.2	If the Issuer establishes that as a result of a Conversion and clause 6.3 (Conversion) of the Senior Loan Agreement, the Lender will hold more than 29.9 per cent of the voting rights on shares in AEGON held by it, the Association and the Lender will consult with each other prior to such intended Conversion with a view to their taking such action as will prevent that the Lender is required to make a mandatory public offer for AEGON.

6.1.3	Each Conversion Right shall only be exercised after consultation with DNB.

6.2	Procedure for exercise Conversion Right

The Issuer may exercise the Conversion Right on a date (a Conversion Date) being not later than 5 calendar days after notice thereto has been given (a Conversion Notice) to the Holders and the Lender in accordance with Condition 11, subject to the Holders not electing to exercise their rights under Condition 4(c) in respect of Securities held by them which are subject to a Conversion Notice. Once received by the Holders a Conversion Notice is irrevocable.

6.3	Delivery of Common Shares

6.3.1	Conversion Formula

The Issuer shall on each Conversion Date cause to be delivered to each Holder, by crediting the account with the financial institution specified by such Holder pursuant to the following sentence, the number of Common Shares equal to the number of Securities then held by such Holder. Forthwith upon request of the Issuer, each Holder shall provide sufficient details about the account and the financial institution concerned to permit the Issuer to make or to cause to be made such delivery of the relevant Common Shares by credit to such account.

Any Common Shares tendered for delivery in this manner will be fully paid and non-assessable on the Conversion Date.

6.3.2	Settlement Disruption Event

If on the Conversion Date the book-entry transfer of the Common Shares cannot be settled by the relevant central securities depository due to an event outside the control of the Issuer (a Settlement Disruption Event), then solely for the purposes of this Condition 6.3 the Conversion Date shall be postponed until the first succeeding calendar day on which delivery of the Common Shares can take place trough a national or international settlement system or in any other commercially reasonable manner, in each case, in the best interest of the Holders and without adversely affecting their rights under these Conditions.

6.3.3	No payment or adjustment for Accrued Dividends

Common Shares delivered to Holders on exercise of Conversion Rights will rank pari passu in all respects with the fully paid Common Shares in issue on the relevant Conversion Date, except that Holders will not be entitled to receive any dividend or other distribution declared payable to holders of record of Common Shares as of a date prior to the date such Holders became holders of record of the Common Shares pursuant to Condition 6.3.4 below.

6.3.4	Ranking

A Holder shall be deemed to be a holder of record of the Common Shares on the Conversion Date and shall be entitled to all dividends, distributions and other entitlements determined by reference to a record date on or after the Conversion Date.

6.4	Adjustment of the Conversion Price

6.4.1	Non-Merger Events

The Conversion Price will be adjusted as follows under the following circumstances:

(i)	Stock split or consolidation

If there shall have occurred a subdivision or consolidation of the Common Shares (except for a Merger Event (as defined below) into a greater or lesser number of Common Shares, the Conversion Price will be adjusted as of the date on which such event occurred by multiplying the Conversion Price then in effect by Formula 1 in Condition 6.4.2 below.

(ii)	Granting of rights or warrants for Common Shares

If the Issuer grants or causes to be granted a right, warrant or other security to existing holders of Common Shares as a class by way of rights giving them the right to purchase or subscribe for additional Common Shares, the Conversion Price will be adjusted as of the ex-dividend date of such grant by multiplying the Conversion Price then in effect by Formula 2 in Condition 6.4.2 below.

(iii)	Sale of Common Shares at a substantial discount

If the Issuer sells Common Shares or causes Common Shares to be sold for a sale price that is less than 95 per cent. of the market price of the Common Shares immediately preceding the announcement of the sale of the Common Shares, the Conversion Price will be adjusted immediately following such pricing by multiplying the Conversion Price then in effect by Formula 3 in Condition 6.4.2 below.

(iv)	Distribution of an equity-linked security

If the Issuer makes or causes to be made a free distribution or dividend of securities that are convertible, exchangeable or otherwise exercisable into the Common Shares to existing holders of the Common Shares, the Conversion Price will be adjusted as of the ex-dividend date of such free distribution or dividend by multiplying the Conversion Price in effect by Formula 2 in Condition 6.4.2 below.

(v)	Granting rights or warrants for an equity-linked security

If the Issuer grants or causes to be granted a right, warrant or other security to existing holders of Common Shares as a class by way of rights giving them the right to purchase or subscribe for securities that are convertible, exchangeable or otherwise exercisable into Common Shares, the Conversion Price will be adjusted as of the ex-date of such grant by multiplying the Conversion Price then in effect by Formula 2 in Condition 6.4.2 below.

(vi)	Issuance of equity-linked securities, rights and options at a substantial discount

If the Issuer issues and sells, or causes to be issued and sold, securities that are convertible, exchangeable or otherwise exercisable into, or grants rights or options to purchase or subscribe, Common Shares and the sale price per equity-linked security together with any other consideration received or receivable by the Issuer, in respect of such equity-linked security or rights or options together with the consideration receivable on conversion or exchange or other exercise of such securities or on exercise of such rights or options received or receivable by the Issuer, per Conversion Security, is less than 95 per cent. of the market price of the Common Shares immediately preceding the announcement of the issue of such newly issued securities, rights or options, the Conversion Price will be adjusted immediately following the pricing of such securities, rights or options by multiplying the Conversion Price then in effect by Formula 3 in Condition 6.4.2 below.

(vii)	Free distribution or dividend of or granting rights or warranties for other property

If the Issuer makes or causes to be made a free distribution or dividend, of, or grants a right, warrant or other security giving the right o purchase at less than a fair market value, any other property (not covered by another section of this Condition 6.4.1) to existing holders of Common Shares, the Conversion Price will be adjusted as of the ex-date of such free distribution, dividend or grant by multiplying the Conversion price then in effect by Formula 2 of Condition 6.4.2 below.

(viii)	Share buy backs above market

If the Issuer or any of its subsidiaries commences a tender or exchange offer for the Common Shares and the Fair Market Value of the cash and other consideration offered per Common Share (as determined in good faith by the Issuer exceeds 105 per cent. of the value of “P” in Formula 4 in Condition 6.4.2 below, the Conversion Price will be adjusted retroactively with effect from the opening of business on the Conversion Business Day immediately following the Expiration Time (as defined below) by multiplying the Conversion Priced then in effect by the fraction (which shall not be greater than one) expressed by Formula 4 in Condition 6.4.2 below.

6.4.2	Adjustment Formulae

The formulae to be applied in Condition 6.4.1 to adjust the Conversion Price are:

Formula 1:

X/Y

where:

X = the number of Common Shares outstanding immediately prior to the occurrence of the relevant event; and

Y = the number of Common Shares outstanding immediately after the occurrence of the relevant event.

Formula 2:

(P-d)/P

where:

P = the arithmetic mean of the daily Closing Prices of the Common Shares during the 8 Business Day period ending on the Business Day immediately preceding the first day on which the Common Shares are traded on the Relevant Stock Exchange ex the relevant distribution, dividend, rights, warrants or other securities; and

d = the Fair Market Value of the distribution, dividend, rights, warrants or securities or other property the subject of the relevant grant, as the case may be.

Formula 3:

X + (Z x c/P)

X + Z

where

X = the number of Common Shares outstanding immediately prior to the occurrence of such event.

Z = the number of (i) Common Shares to be sold or (ii) Common Shares into which such other securities to be sold or issued are convertible, exchangeable or otherwise exercisable.

c = (i) the sale price per security of the Common Shares to be sold or (ii) the sale price of the securities to be sold or issued that are convertible, exchangeable or otherwise exercisable into the Common Shares, together with any other consideration received or receivable in respect of such securities.

P= (i) the Fair Market Value per security of the Common Shares to be sold or (ii) the Fair Market Value of the securities to be sold or issued that are convertible, exchangeable or otherwise exercisable into the Common Shares, together with any other consideration received or receivable in respect of such securities.

Formula 4:

(N1xP)/(A+(N2xP))

Where:

N1 = the number of Common Shares outstanding at the last time (the Expiration Time) tenders or exchanges may be made pursuant to such tender or exchange offer (as amended), inclusive of all Common Shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the Purchased Shares).

N2 = the number of Common Shares outstanding at the Expiration Time, exclusive of Purchased Shares.

P = the market price of a Common Share at the close of business the Business Day prior to the announcement of the tender or exchange offer.

A = the Fair Market Value of the aggregate consideration payable to holders of Common Shares based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of the Purchased Shares.

6.4.3	Merger Events

If, in respect of a Merger Event (as defined below) the consideration for the Common Shares consists (or, at the option of the holder of the Common Shares, may consist) of New Securities, Other Consideration or Combined Consideration (all as defined below) then on or after the Merger Date, each Security shall be convertible into the number of New Securities, the amount of Other Consideration or the amount of Combined Consideration, as the case may be, to which a holder of the number of Common Shares which would have been required to be delivered had such Securities been converted immediately prior to the Merger Event would be entitled upon consummation of the Merger Event. Where pursuant to the foregoing the Securities will be convertible into property including or comprising New Securities, the initial Conversion Price in respect of such New Securities shall be calculated by dividing the principal amount of each Security by the number of such New Securities (determined as provided above).

Combined Consideration means New Securities in combination with Other Consideration.

Merger Date means, in respect of any Merger Event, the date on which all holders of the Common Shares (other than, in the case of a takeover offer, any Common Shares owned or controlled by the offeror) have agreed or irrevocably become obligated to transfer their Common Shares.

Merger Event means any consolidation, amalgamation or merger of the Issuer with or into another entity (other than a consolidation, amalgamation or merger where the Issuer is the continuing entity).

New Securities means equity securities (whether of the Issuer or a third party) which are publicly traded on a recognised exchange.

Other Consideration means cash, securities other than New Securities of other property (whether of the Issuer or a third party.

6.4.4	Other adjustments

If one or more events or circumstances not referred to above in this Condition 6.4 occur which have or are expected to have an adverse effect on the economic interests of the Holders, including but not limited to a distribution of securities of an issuer other than the Issuer (spin-off securities) or subdivision of Common Shares into classes) the Issuer shall either at its own instigation or at the request of a Holder, request two investment banks of international repute selected by the Issuer to determine as soon as practicable, inter alia taking into account the then current market practice of convertible securities and precedents, what adjustment (if any) to the Conversion Price is fair and reasonable to take account of such events or circumstances and the date on which such adjustment should take effect. Upon such determination, such adjustment (if any) shall be made and shall take effect in accordance with such determination.

6.4.5	Calculations, procedures

Except as otherwise provided, the Issuer will make all adjustments to the Conversion Price pursuant to Conditions 6.4.1 and 6.4.3, a calculation and determination made by the Issuer is binding for the Holders, unless a Holder has demonstrated the incorrectness of or has made a reasonable objection to such calculation or determination within 5 local Business Days after such Holder has received notice of the calculation or determination. If in such case no agreement can be reached by the parties, they shall select an independent investment bank of international repute for the purpose of making the calculation or determination, which calculation or determination will be binding on the Issuer and the relevant Holder(s) and shall supersede and replace the calculation or determination made by the Issuer.

All references in the foregoing provisions to the number of Common Shares outstanding shall exclude Common Shares held by or on behalf of the Issuer.

The Conversion Price resulting from any adjustment will be rounded to the nearest ten-thousandth, with five hundred thousandths being rounded upward.

6.4.6	De minimis Exception

No adjustment to the Conversion Price will be made if the adjustment would result in a change in the Conversion Price of less than 1 per cent., provided that any adjustment that would otherwise be required to be made and any amount by which the Conversion Price has been rounded down pursuant to Condition 6.4.5 will be carried forward and taken into account in any subsequent adjustment.

6.4.7	Notices of adjustments

The Issuer shall give notice to the Holders in accordance with Condition 11 of any change (or, at the Issuer's discretion) prospective change) to the Conversion Price as soon as reasonably practicable following such change or, if the notice is given in respect of a prospective change, at such time as the Issuer shall determine.

6.4.8	Miscellaneous

(a)	Documentary taxes or duties

Each Holder of Securities in respect of which the Issuer has exercised its Conversion Right will be responsible for paying any and all stamp, transfer, registration or other taxes or duties of a documentary nature (if any) arising on the exercise of the Conversion Right and on the transfer, delivery or other disposition of Common Shares by the Issuer.

(b)	Termination of Conversion Period

If any Securities have been called for repurchase by the Issuer pursuant to Condition 4(b)(i), the Conversion Period in respect of such Securities will terminate on the date on which the Issuer has notified the Holders of its intention to exercise its repurchase right.

7.	Taxation

(a)	No payments by the Issuer under or in relation to the Securities (including but not limited to) of principal or Coupon Amounts in respect of the Securities or any other payments in relation to a Repurchase or delivery of Common Shares upon a Conversion will be made subject to withholding of or deduction for, or on any account of, any present or future taxes, duties, assessments or governmental charges of whatsoever nature imposed or levied by or on behalf of the Netherlands or any political subdivision thereof or by any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In no event shall the Issuer be obliged to pay any additional amounts to gross up any amounts so withheld or deducted.

(b)	The Issuer agrees and each Holder by acquiring a Security shall be deemed to agree that the Securities will function at all times as equity within the meaning of article 10 paragraph 1 sub d Dutch Corporate Tax Act 1969 (Wet op de vennootschapsbelasting 1969) (or any statutory replacement of such article) and that accordingly any amounts due by the Issuer in relation to the Securities shall not be tax deductible by the Issuer.

8.	Prescription

Claims for payment in relation to Securities will become void unless exercised within a period of 5 years from the Relevant Date.

9.	Replacement of the Securities

Should any Securities Deed be lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of the Registrar upon payment by the claimant of the expenses incurred in connection therewith and on such terms as to evidence and indemnity and/or as the Issuer may reasonably require. Any mutilated or defaced Securities Deed must be surrendered before any replacement Securities Deed will be issued.

10.	Amendment of the Terms and Conditions; Exercise of rights under Securities

(a)	Any modification to these Terms and Conditions shall be agreed in writing between the Issuer and the Holders subject to prior approval of the Lender. No Holder (except in the case that such Holder is a Lender) may exercise any rights under, and in respect of, any Security without the prior consent of the Lender so long as there are any amounts outstanding under the Senior Loan Agreement or the Lender is a Holder of Securities.

(b)	By accepting these Terms and Conditions, the Holders consent in advance to (i) the amendment of these Terms and Conditions, including but not limited to in respect of meetings of Holders, modification, waiver, substitution and the appointment of a trustee in respect of the Securities, provided that this paragraph shall only apply in the event that neither the Association nor the Lender are holder (legally or beneficially) of the Securities, and (ii) the restrictions in respect of the exercise of their rights as provided in paragraph (a).

11.	Notices

Any notice or other communication required to be issued or delivered by the Issuer to the Holders or vice versa shall be issued or delivered in accordance with clause 19 of the Senior Loan Agreement.

12.	Calculation Agent and Registrar

The Issuer will procure that there shall at all times be a Calculation Agent and a Registrar so long as any Security is outstanding. If either the Calculation Agent or the Registrar is unable or unwilling to act as such or if it fails to make a determination or calculation or otherwise fails to perform its duties under these Terms and Conditions, as appropriate, the Holders representing not less than 75% of the nominal value of the Securities outstanding shall appoint, on terms acceptable to the such Holders, an independent investment bank acceptable to such Holders to act as such in its place. Neither the termination of the appointment of a Calculation Agent or the Registrar nor the resignation of either will be effective without a successor having been appointed.

All calculations and determinations made by the Calculation Agent or the Registrar in relation to the Securities shall (save in the case of manifest error, wilful misconduct or fraud and) subject to the provisions of the Subscription Agreement and these Conditions, be final and binding on the Issuer and the Holders.

None of the Issuer, the Registrar or the Calculation Agent shall have any responsibility to any person for any errors or omissions in any determination or calculation carried out by the Registrar or the Calculation Agent save only if and to the extent of any gross negligence (grove nalatigheid) or wilful misconduct (opzet) on the part of the Registrar or the Calculation Agent, as the case may be.

13.	Fulfilment of obligations directly to the Lender

If any obligation under these Conditions is to be fulfilled by the Issuer to any Holder and such Holder is obliged to fulfil the same corresponding obligation to the Lender under the terms of the Senior Loan Agreement, then the Issuer shall fulfil that obligation directly to and in favour of the Lender, and such fulfilment, if and to the extent made, shall (i) discharge the Issuer from that obligation towards that Holder under these Conditions, and (ii) discharge that Holder from the same corresponding obligation towards the Lender under the Senior Loan Agreement.

For the avoidance of doubt, for so long as there are any obligations outstanding under the Transaction Documents (as defined in the Senior Loan Agreement), the Holders shall not have the right to require the Issuer to discharge any of its obligations directly towards the Holders under these Conditions in any manner other than as stated above directly to and in favour of the Lender. In respect of the obligations of the Issuer as set forth in this Condition 13 (including the obligations of the Issuer to pay all amounts and perform all obligations of the Issuer vis-a-vis the Holders directly to the Lender), the Lender shall have a direct right against the Issuer with respect to such obligations and shall have the right to enforce performance of these obligations directly to it to the fullest extent. This proviso will however not be construed so as to constitute a guarantee by or several or joint liability of Issuer in respect of the obligations of any Holder in favour of the State.

14.	Non-Payment when Due; Limitation of Remedies

Notwithstanding any of the provisions below in this Condition 14, the right to institute bankruptcy proceedings is limited to circumstances where payment has become due. Pursuant to Condition 3, no interest will be due by the Issuer if the Issuer has not paid any dividend on ordinary shares in its capital over the financial year preceding the relevant Coupon Payment Date, either on an interim or a final dividend basis. Pursuant to Condition 3, no principal, interest or any other payment will be due by the Issuer unless the Issuer has verified with DNB that the Issuer will remain adequately capitalised and after payment.

(a)	If the Issuer shall not make a payment in respect of the Securities for a period of 14 days or more after the date on which such payment is due, the Issuer shall be deemed to be in default under the Securities, and any Holder may, notwithstanding the provisions of paragraph (b) of this Condition 14, institute proceedings in the Netherlands (but not elsewhere) for the bankruptcy (faillissement) of the Issuer and/or prove (indienen ter verificatie) in such bankruptcy;

(b)

Subject as provided in this Condition 14, the Holder may at its discretion and without further notice institute such proceedings against the Issuer as it may think fit to enforce any term or condition binding on the Issuer under the Securities (other than for the payment of any principal or satisfaction of interest or any other payments in respect of the Securities) provided that the Issuer shall not by virtue of the institution of any such proceedings be obliged to pay any sum or sums, in cash or otherwise, sooner than the same would otherwise have been payable by it;

(c)	No remedy against the Issuer shall be available to any Holder (i) for the recovery of amounts owing in respect of the Securities, other than the institution of proceedings in the Netherlands (but not elsewhere) for the bankruptcy (faillissement) of the Issuer and/or proving (indienen ter verificatie) in such bankruptcy (faillissement) and (ii) for the breach of any other term under the Securities other than as provided in paragraph (b) above.

(d)	Any rights of the Holders to dissolve (ontbinden) or annul (vernietigen) these Conditions are excluded.

15.	Consultation with DNB

Where in these Conditions the Issuer is required to consult with DNB, such consultation will be governed by a further agreement to be entered into by the Issuer and DNB (after having been discussed with the Lender) within two weeks after the Issue Date. Such agreement will specify that the intended decision for which the consultation is sought will not proceed until both the Issuer and DNB, acting reasonably, conclude that the consultation has successfully been finalized and the Lender has been so informed.

16.	Governing Law and Jurisdiction

(a)	The Securities, and any non-contractual obligations arising out of or in connection with them, are governed by, and shall be construed in accordance with, Dutch law.

(b)	The Issuer agrees and each Holder by acquiring a Security shall be deemed to agree that the courts of Amsterdam, The Netherlands are to have jurisdiction to settle any disputes which may arise out of or in connection with the Securities, and submit to the jurisdiction of such courts (with the exception of cassation (cassatie)).

17.	Definitions

In these Terms and Conditions the following terms will have the following meanings (unless the context otherwise dictates), and capitalised terms used herein but not defined herein shall have the meanings ascribed thereto in clause 1 of the Senior Loan Agreement:

Association means Vereniging AEGON;

AEGON Preference Shares means the A and B preference shares issued by AEGON to the Association pursuant to the terms and conditions set out in the articles of association of AEGON;

Borrower means the Association as borrower under the Senior Loan Agreement;

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam and (in relation to any date for payment or purchase of euro) any TARGET Day;

Calculation Agent means AEGON N.V., as calculation agent in relation to the Securities, or its successor or successors for the time being;

Capital Adequacy Regulations means at any time the regulations or decrees imposing obligations on the Issuer with respect to the maintenance of minimum levels of solvency margins and/or capital adequacy ratios and/or comparable margins or ratios if and to the extent such regulations or decrees are applicable to the Issuer;

Closing Price means, (i) with respect to the Common Shares, for a Conversion Business Day, the market price per such Common Share quoted at the close of business on the Relevant Stock Exchange on such day or (ii) with respect to any right, warrant or other security, for any Business Day, the market price per right, warrant or other security quoted at the close of business on the principal exchange on which such right, warrant or other security is traded on such day;

Common Shares means the ordinary shares (gewone aandelen) of the Issuer;

Conversion has the meaning ascribed thereto in Condition 6.2;

Conversion Business Day means any calendar day other than a Saturday or Sunday that is (or, but for the occurrence of a Market Disruption Event, would have been) a trading day on the Relevant Stock Exchange other than a calendar day on which trading is scheduled to close prior to the regular weekday closing time;

Coupon Amount means in respect of a Coupon Payment, the amount of interest payable on a Security for the relevant Coupon Period in accordance with Condition 3;

Coupon Payment means, in respect of a Coupon Payment Date, the aggregate Coupon Amounts for the Coupon Period ending on such Coupon Payment Date;

Coupon Payment Date means in each year, the date on which the annual dividend is paid to the holders of Common Shares, starting in 2009;

Coupon Period means the period commencing on (and including) the Issue Date and ending on (but excluding) the first Coupon Payment Date and each successive period commencing on (and including) a Coupon Payment Date and ending on (but excluding) the next succeeding Coupon Payment Date;

Coupon Rate has the meaning ascribed to that term in Condition 3(b);

DNB means De Nederlandsche Bank N.V.;

EURIBOR means for an amount during a specific period of time, the rate quoted to the facility agent to the Bank Lenders under the Bank Finance Documents (as such terms are defined in the Senior Loan Agreement) by leading banks in the European interbank market as of 11.00 a.m. (Amsterdam time) on the date 2 Business Days prior to the first day of that period for the offering of deposits to other such leading banks in euro in that amount for that period;

Fair Market Value means (a) with respect to a cash dividend or other cash amount, the amount of such cash and (b) with respect to any property on any date, the fair market value of that property determined by an independent investment bank of international repute selected by the Issuer;

Holder means the registered holder of any Security;

Interest shall, where appropriate, include Coupon Amounts;

Interim Coupon Payment Date means each date on which an interim dividend is paid to the holders of Common Shares;

Issue Date means 1 December 2008, being the date of initial issue of the Securities;

Issuer means AEGON N.V.;

Issuer’s Financial Year means the annual accounting period of the Issuer ending on or about 31 December in each year;

Lender means the State of the Netherlands as lender under the Senior Loan Agreement (but, for the avoidance of doubt, the term Lender shall not included any permitted transferee or assignee of the Lender under any of the Transaction Documents);

Loan has the meaning ascribed to it in the Senior Loan Agreement;

Market Disruption Event means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by Euronext Amsterdam N.V.) or on settlement procedures for transactions in the Common Shares on Euronext Amsterdam N.V. if, in any such case, that suspension or limitation is, in the reasonable determination of the Issuer material in the context of the issue of the Common Shares;

Relevant Date means (i) in respect of any payment other than a Winding-Up Claim, the date on which such payment first becomes due and payable but, if the full amount of the moneys payable on such date has not been received by the Holders on or prior to such date, the Relevant Date means the date on which such moneys shall have been so received and notice to that effect shall have been given to the Holders in accordance with Condition 12, and (ii) in respect of a Winding-Up Claim, the date which is one day prior to the commencement of the winding-up (faillissement of vereffening na ontbinding);

Relevant Stock Exchange means Euronext Amsterdam N.V. (or any other stock exchange or securities market on which the Common Shares may then be listed or quoted or dealt in);

Repurchase has the meaning ascribed thereto in Condition 4;

Securities means the 750,000,000 Non-Voting Convertible Capital Securities in aggregate principal amount of EUR 3,000,000,000 and each of them, a Security;

Senior Loan Agreement means the senior loan agreement entered into between the State of the Netherlands, as Lender, Vereniging AEGON as Borrower and the Issuer on 1 December 2008;

Stock Dividends means dividends paid out in kind by way of issuing by the Issuer to the Holders of additional Common Shares;

Subscription Agreement means the subscription agreement entered into between the Issuer, Vereniging AEGON and the State of the Netherlands on 1 December 2008;

TARGET means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007; and

TARGET Day means any day on which TARGET is open for the settlement of payments in euro.

SCHEDULE 2

FORM OF DEED OF ISSUE AND PLACEMENT OF NON-VOTING CONVERTIBLE CAPITAL SECURITIES

AEGON N.V.

(the Issuer)

(incorporated with limited liability under the laws of the Netherlands and having its corporate seat in The Hague)

750,000,000 Non-Voting Convertible Capital Securities of the Issuer in aggregate principal amount of EUR 3,000,000,000

1.	INTRODUCTION

This deed (the Deed) constitutes a deed of issue and delivery (akte van uitgifte en plaatsing) in respect of a duly authorised issue of 750,000,000 Non-Voting Convertible Capital Securities of the Issuer in aggregate principal amount of EUR 3,000,000,000 (the Securities) in the denomination of EUR 4.00 each and having the provisions specified in the Conditions, a copy of which is annexed hereto as Annex I. The Securities are issued through the execution of this Deed.

2.	INTERPRETATION

2.1	References to Conditions

Any reference herein to the Conditions is to the Securities Terms and Conditions.

2.2	Definitions

In this Deed, unless otherwise defined herein or the context requires otherwise, words and expressions have the meanings and constructions ascribed to them in the Conditions.

3.	ISSUE (UITGIFTE)

The Issuer, for value received, hereby issues (geeft uit) to Vereniging AEGON, the Securities, which issue Vereniging AEGON hereby accepts. No certificates or other evidence will be delivered in respect of such issue.

4.	PROMISE TO PAY

4.1	The Issuer promises to pay to Vereniging AEGON and/or such other person or persons (or their legal successors or assigns) listed in Annex II hereto such amounts as may from time to time become due and payable subject to and in accordance with the Conditions.

4.2	Each Security shall constitute a registered claim (vordering op naam) of the relevant Holder against the Issuer. By counter-execution of this Deed, Vereniging AEGON has accepted the Securities.

4.3	Each Security shall only be transferable by the relevant Holder in accordance with the Conditions and by a duly executed assignment deed substantially in the form of Annex III hereto and notification thereof to the Issuer.

4.4	Each Security may be pledged (verpand) by the relevant Holder in accordance with the Conditions and upon such pledge the Registrar shall be notified thereof by a duly executed notification letter substantially in the form of Annex IV hereto.

5.	PAYMENTS

5.1	Upon any payment of principal being made in respect of the Securities, the principal amount of the Securities shall be reduced by the principal amount so paid.

5.2	Payments due in respect of Securities shall be made to the relevant person entitled thereto (or to any person pursuant to a written instruction thereto by a Holder to the Issuer) pursuant to the Conditions and each payment so made will discharge the Issuer's obligations in respect thereof. Any failure to make the entries in respect of such payments in the Register shall not affect such discharge.

6.	GOVERNING LAW

6.1	This Deed, and any non-contractual obligations arising out of or in connection with it, is governed by, and shall be construed in accordance with, Dutch law.

6.2	Each of the parties hereto agrees that the courts of Amsterdam, The Netherlands are to have jurisdiction to settle any disputes which may arise out of or in connection with this Deed and accordingly submit to the jurisdiction of such courts (with the exception of cassation (cassatie)).

ISSUED on 1 December 2008

AEGON N.V. as Issuer

By:
Its:

AEGON N.V. as Registrar

By:
Its:

VERENIGING AEGON

By:
Its:

Annex I

Securities Terms and Conditions

[hard copy attached]

Annex II

Details of the holder(s) of Securities

Name

Address

Address for notices

Number of Securities

Bank account details

Name

Address

Address for notices

Number of Securities

Bank account details

Annex III

Form Of Deed of Assignment and Notification

BY REGISTERED MAIL WITH NOTIFICATION OF RECEIPT

To:

(1)	AEGON N.V., as Issuer

AEGONplein 50

2591 TV The Hague

The Netherlands

(2)	AEGON N.V. as Registrar

AEGONplein 50

2591 TV The Hague

The Netherlands

FOR VALUE RECEIVED [name transferor], being the holder of [number] Securities (as defined below) issued pursuant to the attached Deed, hereby:

(a)	assigns (cedeert) in accordance with article 3:94(1) of the Dutch Civil Code to:

Name:

Address:

[amount] in principal amount of the Securities, issued by AEGON N.V. (the Issuer) under a Deed of Issue and Placement of Non-Voting Convertible Capital Securities dated 1 December 2008 (the Deed of Issue and Placement);

(b)	notifies the Issuer and the Registrar of such assignment; and

(c)	irrevocably and unconditionally requests and authorises the Registrar in its capacity as registrar in relation to the Securities to:

(i)	to the extent necessary forward a copy of this notification to any third party for the purpose of perfecting the assignment as contemplated by this deed or if this has been agreed between the transferor and the Registrar; and

(ii)	make appropriate corresponding entries in the Register.

Defined terms not otherwise defined herein shall have the same meaning as given thereto in the terms and conditions applicable to the Securities.

This Deed, and any non-contractual obligations arising out of or in connection with it, is governed by, and shall be construed in accordance with, Dutch law.

Each of the parties hereto agrees that the courts of Amsterdam, The Netherlands are to have jurisdiction to settle any disputes which may arise out of or in connection with this Deed and accordingly submit to the jurisdiction of such courts (with the exception of cassation (cassatie)).

Name: [name transferor]	Name: [name transferee]

Date:	Date:

By:	By:

By countersigning this Deed of Assignment and Notification each of the Issuer and the Registrar acknowledges the assignment of rights as contemplated herein.

Name: Issuer	Name: Registrar

Date:	Date:

By:	By:

Attachment: Deed of Issue and Placement

Annex IV

Form Of Notification of Pledge

BY REGISTERED MAIL WITH NOTIFICATION OF RECEIPT

To:

AEGON N.V., as Registrar

AEGONplein 50

2591 TV The Hague

The Netherlands

FOR VALUE RECEIVED [name pledgor], being the holder of [number] Securities (as defined below) issued pursuant to the attached Deed, hereby:

(d)	notifies the Registrar of the pledge (verpanding) of [amount] in principal amount of the Securities with number [include relevant numbers], issued by AEGON N.V. (the Issuer) under a Deed of Issue and Placement of Non-Voting Convertible Capital Securities dated 1 December 2008, which Securities have been encumbered with a first ranking right of pledge for the benefit of the State of the Netherlands pursuant to a deed of pledge dated 1 December 2008; and

(e)	irrevocably and unconditionally requests and authorises the Registrar in its capacity as registrar in relation to the Securities to make appropriate corresponding entries in the Register.

Defined terms not otherwise defined herein shall have the same meaning as given thereto in the terms and conditions applicable to the Securities.

This letter, and any non-contractual obligations arising out of or in connection with it, is governed by, and shall be construed in accordance with, Dutch law.

Each of the parties hereto agrees that the courts of Amsterdam, The Netherlands are to have jurisdiction to settle any disputes which may arise out of or in connection with this letter and accordingly submit to the jurisdiction of such courts (with the exception of cassation (cassatie)).

Name: [name pledgor]

Date:

By:

By countersigning this letter the Registrar acknowledges the pledge (verpanding) of rights as notified herein.

Name: Registrar

Date:

By:

Attachment: Deed of Issue and Placement

SIGNATORIES

AEGON N.V.

Signed by:	/s/ Mr. J.G.A. Struycken

VERENIGING AEGON

Signed by:	/s/ Dr. W.M. van den Goorbergh

THE STATE OF THE NETHERLANDS

Signed by:	/s/ State of the Netherlands